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                                                                    EXHIBIT 99.1



NEWS RELEASE

FOR:     ESSEX PROPERTY TRUST, INC.
         (NYSE Symbol: "ESS")

CONTACT: Keith Guericke     FOR RELEASE: IMMEDIATELY
         (415) 494-3700

                  ESSEX PROPERTY TRUST, INC. CLOSES $40 MILLION
                     CONVERTIBLE PREFERRED STOCK TRANSACTION

PALO ALTO, Calif.

     July 1, 1996 -- Essex Property Trust (NYSE: ESS) today completed the initial funding of the previously announced sale of the company's Series 1996A Cumulative Convertible Preferred Stock to Tiger/Westbrook Real Estate Fund, L.P.

     A New York-based investment fund, Tiger/Westbrook has real estate assets under management in excess of $1.6 billion. The transaction involves the issuance of 1.6 million shares of stock at $25 per share for aggregate proceeds of $40 million, paying a preferred dividend of 8.75%. The shares of preferred stock are convertible into common stock at $21.875 per share, reflecting a conversion premium of approximately 5% above the average closing price of the common stock for the 30 trading days preceding the announcement of the transaction.

     Pursuant to the agreement, Essex received $20 million today, with the remaining $20 million to be funded at Essex's request upon shareholder approval. The delayed funding mechanism allows Essex to flexibly match Tiger/Westbrook capital infusions with its investment activity. Essex intends to use the proceeds to acquire properties located in its target markets, which include Northern California's Silicon Valley, Seattle, Portland and Southern California, and to reduce outstanding indebtedness.

     Essex Property Trust, Inc. is a fully integrated real estate operating company. Self-administered and self-managed, Essex focuses on multifamily residential properties in the San Francisco, Seattle and Portland metropolitan areas, and selected Southern California markets. Essex has ownership interests in 22 multifamily properties (4,832 units), accounting for approximately 89% of its revenue.